                                                                   EXHIBIT 99.4

                              The IT Group, Inc.

                               Offer to Exchange

                            All of Its Outstanding

              11 1/4% Series A Senior Subordinated Notes due 2009

                                      for

              11 1/4% Series B Senior Subordinated Notes due 2009


 THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
 CITY TIME, ON         AUGUST   , 1999, UNLESS THE EXCHANGE OFFER IS
 EXTENDED.


To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  The IT Group, Inc., a Delaware corporation (the "Company"), is offering to exchange all of its outstanding 11 1/4% Series A Senior Subordinated Notes due 2009 (the "Series A Notes") for 11 1/4% Series B Senior Subordinated Notes due 2009 upon the terms and subject to the conditions set forth in the Prospectus
dated July   , 1999 (the "Prospectus") and in the related Letter of
Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Exchange Offer") enclosed herewith.

  The Exchange Offer is conditioned upon the satisfaction of certain conditions set forth in the Prospectus under the caption "The Exchange Offer-- Conditions of the Exchange Offer." The Exchange Offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange.

  Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Series A Notes registered in your name or in the name of your nominee are copies of the following documents:

  1.  The Prospectus dated July   , 1999.

  2. The blue Letter of Transmittal to tender Series A Notes for exchange (for your use and for the information of your clients). Facsimile copies of the Letter of Transmittal may be used to tender Series A Notes for exchange.

  3. The pink Notice of Guaranteed Delivery (to be used to tender Series A Notes for exchange if certificates for Series A Notes are not immediately available or if such certificates for Series A Notes and all other required documents cannot be delivered to The Bank of New York (the "Exchange Agent") on or prior to the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis).

  4. A yellow printed form of letter which may be sent to your clients for whose accounts you hold Series A Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

  5. Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9.

  6.  A return envelope addressed to the Exchange Agent.

  Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Exchange Offer and withdrawal
rights will expire at 5:00 P.M., New York City time, on          , August   ,
1999, unless the Exchange Offer is extended.

  In order for Series A Notes to be validly tendered pursuant to the Exchange Offer, (a) a duly executed and properly completed Letter of Transmittal (or a facsimile thereof) together with any required signature guarantees, or an Agent's Message (as defined in the Prospectus) in connection with a book-entry delivery of Series A Notes, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent on or prior to the Expiration Date, and (b) either certificates representing tendered Series A Notes must be received by the Exchange Agent or such Series A Notes must be tendered by book-entry transfer into the Exchange Agent account maintained at the Book-Entry Transfer Facility (as defined in the Prospectus), and book-entry confirmation must be received by the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

  If an Eligible Holder (as defined in the Prospectus) desires to tender Series A Notes for exchange pursuant to the Exchange Offer and such Eligible Holder's Series A Note certificates are not immediately available or such Eligible Holder cannot deliver the Series A Note certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date, or such Eligible Holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Series A Notes may nevertheless be tendered for exchange by following the guaranteed delivery procedures specified in the Prospectus under the caption "The Exchange Offer--Procedures for Tendering--Guaranteed Delivery Procedures."

  The Company will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Series A Notes pursuant to the Exchange Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes applicable to the exchange of Series A Notes pursuant to the Exchange Offer.

  Any inquiries you may have with respect to the Exchange Offer should be addressed to the Exchange Agent at its address and telephone number set forth on the back cover page of the Prospectus. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

                                          Very truly yours,

                                          THE IT GROUP, INC.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS THEREIN.

                                       2